Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, M.D.C. Holdings, Inc. (the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, $.01 par value per share (the “Common Stock”) and (2) our 6.000% Senior Notes due January 2043.

Description of Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “charter”) and our Bylaws, as amended (the “bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our charter, our bylaws and the applicable provisions of Delaware General Corporation Law for additional information. Our Common Stock is traded on The New York Stock Exchange under the “MDC” symbol.

The total number of shares of capital stock which the Company has the ability to issue is 275,000,000 shares consisting of 250,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, $.01 par value. The term “capital stock” means all capital stock of the Company. authorized to be issued from time to time under our charter, and the term “voting stock” shall mean all capital stock which by its terms may generally be voted on matters submitted to stockholders of the Company.

Our Board of Directors is divided into three classes, each class consisting, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors.

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take shareholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the shares represented in person or by proxy at the meeting and entitled to vote.

Holders of Common Stock have no preemptive rights. They are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The Common Stock is not entitled to any sinking fund, redemption or conversion provisions. On our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock, if any. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

The following are provisions in our charter or bylaws:

•Our charter prohibits shareholder action by written consent.

•Our charter provides that the shareholders shall not have the right to remove a director except (i) for cause upon the affirmative vote of the holders of a majority of all outstanding shares of voting stock or (ii) without cause upon the affirmative vote of the holders of eighty percent (80%) of all outstanding shares of voting stock.

•Our charter provides that any vacancy on the Board of Directors or any newly created directorship may be filled by the remaining directors then in office, though they may constitute less than a quorum.

•Our bylaws provide that special meetings of the shareholders may only be called by either (i) the Chairman or (ii) the President, (iii) any Vice President or (iv) the Secretary and shall be called by any such officer at the request in writing of a majority of the Board of Directors or the holders of a majority of the outstanding voting shares.

•Our bylaws establish an advance written notice procedure for shareholders seeking to propose matters to be acted upon at shareholders’ meetings or to nominate persons for election to the Board of Directors.

•Our charter provides that certain business combinations require the affirmative vote of not less than eighty percent (80%) of all the then outstanding shares of voting stock.
•Our charter requires, in certain circumstances, the affirmative vote of not less than eighty percent (80%) of all the then outstanding shares of voting stock to amend, repeal or adopt certain provisions of the charter.

•Our charter authorizes our Board of Directors to fix, with respect to a particular class or series of preferred stock, the voting powers of stock of such class or series, and the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such class or series.
The foregoing provisions may have an effect of delaying, deferring or preventing a change in control of our company.

Description of 6.000% Senior Notes due 2043

The following description of our 6% Senior Notes due 2043 (the “Notes”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Indenture, dated as of December 3, 2002 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of January 10, 2013 (the “Supplemental Indenture”) (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. The Notes are traded on The New York Stock Exchange under the bond trading symbol of “552676AQ1”.

Definitions of certain terms are set forth under “Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference. We encourage you to read the above referenced Indenture for additional information.

General
The Notes were issued under the Indenture among the Company, the Guarantors and the Trustee.

Principal, Maturity and Interest
The Indenture does not limit the amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in one or more series. The Notes will constitute a separate series of debt securities under the Indenture and will therefore vote together as a single class for purposes of determining whether holders of the requisite percentage in principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the Indenture.
The Notes will mature on January 15, 2043. $500,000,000 aggregate principal amount of Notes were issued, but we may issue additional Notes at any time on the same terms and conditions and with the same or different CUSIP number as the Notes. Interest on the Notes accrues from January 10, 2013, at a rate of 6.000% per annum, and is computed on the basis of a 360-day year of twelve 30-day months and is payable semi-annually in arrears on each January 15 and July 15 (each an “Interest Payment Date”), commencing on July 15, 2013. We will pay interest to the persons in whose names the Notes are registered at the close of business on January 1 or July 1, as the case may be, before any Interest Payment Date.
The Notes are unsecured and unsubordinated obligations of the Company and rank equally and ratably with our existing and future unsecured and unsubordinated indebtedness.
We conduct our operations through our subsidiaries and, therefore, we are primarily dependent on the earnings and cash flows of our subsidiaries to meet our debt service obligations.
Any right that we have or that our creditors have to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary’s creditors, including trade creditors. Accordingly, the Notes will also be effectively subordinated to the creditors of our subsidiaries. The Notes will, however, have the benefit of the Guarantees from the Guarantors, which consist of certain of our homebuilding subsidiaries. The Guarantees from the Guarantors, however, are unsecured and, accordingly, will be effectively subordinated to the secured debt of the Guarantors. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in the Guarantees. The payment of dividends and the making of loans and advances to us by our subsidiaries are subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.
We expect that payments of principal, premium, if any, and interest to owners of beneficial interests in Notes held in global form will be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants in effect from time to time. DTC will act as the Depositary for the global Notes.
The Notes will not be entitled to the benefit of any sinking fund or mandatory redemption provisions.
The Notes are issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
The principal of, premium, if any, and interest on the Notes will be payable, and, subject to the restrictions on transfer described herein, the Notes may be surrendered for registration of transfer or exchange, at the office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York; provided that payments of interest may be made at our option by check mailed to the address of the persons entitled thereto or by wire transfer to an account maintained by the payee with a bank located in the United States. The office or agency initially maintained by us for the foregoing purposes shall be the office of the Trustee. No service charge will be made for any registration of transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection herewith.
If any Interest Payment Date or maturity date of the Notes is not a business day at any place of payment, then payment of principal, premium, if any, and interest need not be made at such place of payment on that date but may be made on the next succeeding business day at that place of payment, and no interest will accrue on the amount payable for the period from and after such Interest Payment Date or maturity date, as the case may be.
The Indenture does not limit the amount of indebtedness that we or our subsidiaries may issue. The Indenture does not contain covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.
We expect that interests in the global Notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in these interests will therefore be required by DTC to settle in immediately available funds.
Interest Rate Adjustment Following A Change of Control

If a Change of Control occurs and within 60 days thereafter all three of the Ratings Agencies have less than Investment Grade debt ratings assigned to the Notes, whether as a result of a downgrade or otherwise, the per annum interest rate on the Notes will increase from the interest rate payable on the Notes immediately before the Change of Control. The interest rate will increase by 0.25% for each rating level below Investment Grade by each of the two Rating Agencies with the lowest ratings (i.e., if two Rating Agencies are two levels below Investment Grade and the third Rating Agency is one level below Investment Grade, the interest rate increase will be 1.00% per annum). In the event that only two Rating Agencies have debt ratings assigned to the Notes, those two debt ratings will be used to determine any interest rate increase. In the event that only one Rating Agency has a debt rating assigned to the Notes, the interest rate increase will be two times 0.25% for each rating level below Investment Grade by the Rating Agency that has a debt rating assigned to the Notes. In the event that no Rating Agency has a debt rating assigned to the Notes, the interest rate increase will be 2.00% per annum. Any downgrade of the ratings assigned to the Notes that occurs outside of the 60 day period will not alter the per annum interest rate.

In no event shall: (1) the total increase in the interest rate on the Notes exceed 2.00% per annum above the interest rate payable on the Notes on the date of their initial issuance; or (2) the interest rate increase unless the debt ratings on the Notes by all Rating Agencies that have debt ratings assigned to the Notes are below Investment Grade within 60 days after the Change of Control.

If at any time after the interest rate on the Notes has been adjusted upward pursuant to this provision as a result of a Rating Agency rating the Notes below Investment Grade, that Rating Agency (or a replacement rating agency selected by us under the circumstance set forth in, and in accordance with, the definition of “Rating Agency”) thereafter increases its rating with respect to the Notes, the per annum interest rate on the Notes will decrease by 0.25% per annum (or, if the debt rating for only one Rating Agency was used to determine the interest rate increase pursuant to the fourth sentence of the first paragraph of this “Interest Rate Adjustment Following a Change of Control” section, two times 0.25% per annum) for each level of improvement in the rating of the Notes by such Rating Agency; provided that the decrease in interest rate resulting therefrom will not exceed the aggregate percentage increase in the interest rate that resulted from the prior lower rating by such Rating Agency. In no event will the interest rate on the Notes ever be less than the interest rate payable on the Notes on the date of their initial issuance.

Any interest rate change described above will take effect as of the first day of the interest period for which the next interest payment will be made.

The interest rate on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Rating Agency) if all of the Rating Agencies subsequently increase their rating of the Notes to the following levels at the same time (Moody’s: A3; S&P: A-; Fitch A-; or the equivalent if with respect to any substitute rating agency) or higher.
Guarantees
Payment of principal of, premium, if any, and interest on the Notes will be guaranteed fully and unconditionally, jointly and severally, by certain of our homebuilding subsidiaries. Each Guarantee will be an unsecured senior obligation of the Guarantor issuing such Guarantee, ranking equal in right of payment with all of such Guarantor’s existing and future unsecured and unsubordinated indebtedness.
The Indenture provides that, in the event any Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantor under such Guarantee shall be reduced to the maximum amount, after giving effect to all other contingent and other liabilities of such Guarantor, permissible under applicable fraudulent conveyance or similar law.
The Indenture provides that any subsidiary of the Company that provides a guarantee of any Specified Indebtedness, other than Finance Subsidiaries, will guarantee the Notes. The Indenture provides that any Guarantor may be released from its Guarantee so long as (1) no default or Event of Default exists or would result from release of such Guarantee, (2) the Guarantor being released has Consolidated Net Worth of less than 5% of the Company’s Consolidated Net Worth as of the end of the most recent fiscal quarter, (3) the Guarantors released from their Guarantees in any year-end period comprise in the aggregate less than 10% (or 15% if and to the extent necessary to permit us to cure a default) of the Company’s Consolidated Net Worth as of the end of the most recent fiscal quarter, (4) such release would not have a material adverse effect on the homebuilding business of the Company and its subsidiaries and (5) the Guarantor is released from its guarantee(s) under all Specified Indebtedness (other than by reason of payment under its guarantee of Specified Indebtedness).
By reason of the foregoing, if the Guarantors are released under their guarantees of our other Specified Indebtedness, the Guarantors will also be released under their Guarantees of the Notes and the other notes issued under the 2002 Indenture.
See “Risk Factors –Risks Relating to the Notes –The notes will be unsecured and effectively subordinated to our secured indebtedness and structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes” and “— Federal and state laws allow courts, under specific circumstances, to void guarantees and to require you to return payments received from guarantors of the notes.”
Optional Redemption
We may, at our option, redeem the Notes in whole at any time or in part from time to time, as set forth below on at least 30 but not more than 60 days’ prior notice.
If the Notes are redeemed prior to the date that is three months prior to the maturity date for the Notes, the redemption price for the Notes to be redeemed will equal the greater of the following amounts:
•100% of their principal amount, and
•the present value of the Remaining Scheduled Payments on the Notes being redeemed on the redemption date, discounted to the redemption date, on a semi-annual basis, at the Treasury Rate plus 45 basis points (0.450%), plus, in each case, accrued and unpaid interest on the Notes to the redemption date.
If the Notes are redeemed on or after the date that is three months prior to the maturity date for the Notes, the redemption price for the Notes to be redeemed will equal 100% of the principal amount of such Notes, plus accrued and unpaid interest to the redemption date. In determining the redemption price and accrued interest, interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.
If money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed is deposited with the Trustee on or before the redemption date, on and after the redemption date interest will cease to accrue on the Notes (or such portions thereof) called for redemption and the Notes will cease to be outstanding.
On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by DTC, in the case of Notes represented by a global security.
Certain Covenants
Restrictions on Secured Debt. The Indenture provides that the Company will not, and will not cause or permit a Restricted Subsidiary (other than any Finance Subsidiary) to, create, incur, assume or guarantee any Secured Debt unless the Notes will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. This restriction does not prohibit the creation, incurrence, assumption or guarantee of Secured Debt which is secured by:
(1)    Security Interests in model homes, homes held for sale, homes that are under contract for sale, contracts for the sale of homes, land (improved or unimproved), manufacturing plants, warehouses or office buildings and fixtures and equipment located thereat or thereon;
(2)    Security Interests in property at the time of its acquisition by the Company or a Restricted Subsidiary, including Capitalized Lease Obligations, which Security Interests secure obligations assumed by the Company or a Restricted Subsidiary, or in the property of a corporation or other entity at the time it is merged into or consolidated with the Company or a Restricted Subsidiary (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or where the Security Interest attaches to or affects the property of the Company or a Restricted Subsidiary prior to such transaction);
(3)    Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Restricted Subsidiary;
(4)    Security Interests incurred in connection with pollution control, industrial revenue, water, sewage or any similar item; and
(5)    Security Interests securing Indebtedness of a Restricted Subsidiary owing to the Company or a Restricted Subsidiary that is wholly owned (directly or indirectly) by the Company or Security Interests securing the Company’s Indebtedness owing to a Guarantor.
Additionally, such permitted Secured Debt includes any amendment, restatement, supplement, renewal, replacement, extension or refunding, in whole or in part, of Secured Debt permitted at the time of the original incurrence thereof.
In addition, the Company and the Guarantors may create, incur, assume or guarantee Secured Debt, without equally and ratably securing the Notes, if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (5) above and any Secured Debt in relation to which the Notes have been equally and ratably secured) and (2) all Attributable Debt (as defined below) in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions as to which the provisions of clauses (1) through (3) described under “Limitation on Sale and Leaseback Transactions” have been complied with) as of the date of determination would not exceed 20% of Consolidated Net Tangible Assets (as defined below).
The provisions described above with respect to limitations on Secured Debt are not applicable to Non-Recourse Indebtedness (as defined below) by virtue of the definition of Secured Debt, and will not restrict the Company’s or the Guarantors’ ability to create, incur, assume or guarantee any unsecured Indebtedness, or of any Subsidiary which is not a Restricted Subsidiary to create, incur, assume or guarantee any secured or unsecured Indebtedness.

Limitation on Sale and Leaseback Transactions. The Indenture provides that we will not, and will not cause or permit a Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:
•the net proceeds received therefrom are equal to or exceed the fair value of such property so leased, as determined by the Board of Directors, chairman of the board, vice chairman, president or principal financial officer of the Company,
•we or any of our Restricted Subsidiaries would be entitled to incur Secured Debt as described in “Restrictions on Secured Debt” above,
•we, or a Restricted Subsidiary, within 180 days of the effective date of any Sale and Leaseback Transaction, apply an amount equal to the fair value of the property so leased to the retirement of our Funded Indebtedness,
•the Sale and Leaseback Transaction relates to a sale which occurs within 180 days from the date of acquisition of that property by us or any of our Restricted Subsidiaries or the date of the completion of construction or commencement of full operations on that property, whichever is later, or
•the Sale and Leaseback Transaction was consummated prior to the date of the Indenture.
Additional Guarantees. The Indenture provides that the Company shall not permit any Subsidiary that is not a Guarantor, directly or indirectly, to guarantee any obligations of the Company under any Specified Indebtedness unless such Subsidiary simultaneously executes and delivers to the Trustee a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which such Subsidiary guarantees, jointly and severally with all other Guarantors, on the same basis as the Specified Indebtedness is guaranteed, the Company’s obligations under the Indenture and the Notes. The Company shall deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and, subject to customary exceptions, constitutes a valid and legally binding and enforceable obligation of such Subsidiary.
SEC Reports. The Indenture provides that we will deliver to the Trustee and each Holder, within 15 days after we file the same with the SEC, copies of all reports and information (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe), if any, exclusive of exhibits, which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to the immediately following sentence. So long as any Notes remain outstanding, we shall file with the SEC such reports as may be required pursuant to Section 13 of the Exchange Act in respect of a security registered pursuant to Section 12 of the Exchange Act. If we are not subject to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or otherwise required to file reports pursuant to the immediately preceding sentence), we shall deliver to the Trustee and to each Holder, within 15 days after we would have been required to file such information with the SEC were we required to do so, financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors’ report by an independent certified public accounting firm of established national reputation), and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” substantially equivalent to that which we would have been required to include in such quarterly or annual reports, information, documents or other reports if we had been subject to the requirements of Section 13 or 15(d) of the Exchange Act. We shall also comply with the other provisions of TIA Section 314(a).
Consolidation, Merger and Sale of Assets
Neither the Company nor the Guarantors will consolidate or merge into or sell, assign, transfer or lease all or substantially all of our or their assets to another person unless:
(1)    the person is a corporation organized under the laws of the United States of America or any state thereof;

(2)    the person assumes by supplemental indenture all of the obligations of us or such Guarantor, as the case may be, relating to the Notes, the Guarantees and the Indenture, as the case may be; and
(3)    immediately after the transaction no Event of Default exists; provided that this clause (3) will not restrict or be applicable to a merger, consolidation or liquidation of a Guarantor with or into the Company or another Subsidiary that is wholly owned, directly or indirectly, by the Company that is, or concurrently with the completion of such merger, consolidation or liquidation becomes, a Guarantor or a Restricted Subsidiary that is wholly owned, directly or indirectly, by the Company.
Upon any such consolidation, merger, sale, assignment or transfer, the successor corporation will be substituted for the Company or such Guarantor (including any merger or consolidation described in the proviso at the end of the immediately preceding sentence), as applicable, under the Indenture. The successor corporation may then exercise every power and right of the Company or such Guarantor under the Indenture, and the Company or such Guarantor, as applicable, will be released from all of its respective liabilities and obligations in respect of the Notes and the Indenture. If the Company or any Guarantor leases all or substantially all of its assets, the lessee corporation will be the successor to the Company or such Guarantor and may exercise every power and right of the Company or such Guarantor, as the case may be, under the Indenture, but the Company or such Guarantor, as the case may be, will not be released from its respective obligations to pay the principal of and premium, if any, and interest, if any, on the Notes.
Events of Default
An “Event of Default” with respect to the Notes is defined in the Indenture as being:
(1)    default in the payment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;
(2)    default in the payment of all or any part of the principal or premium, if any, on the Notes when and as the same become due and payable at maturity, at redemption, by declaration of acceleration or otherwise;
(3)    default in the observance or performance of, or breach of, any covenant, agreement or warranty of the Company contained in the Notes or the Indenture (unless specifically dealt with elsewhere), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee, or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the outstanding Notes, a written notice specifying such default or breach, requiring it to be remedied and stating that such notice is a “Notice of Default” thereunder;
(4)    a decree, judgment or order by a court of competent jurisdiction shall have been entered adjudging the Company or any of its Significant Subsidiaries as bankrupt or insolvent, or approving as properly filed a petition in an involuntary case or proceeding seeking reorganization of the Company or any of its Significant Subsidiaries under any bankruptcy or similar law, or a decree, judgment or order of a court of competent jurisdiction directing the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Company, any of its Significant Subsidiaries, or of the assets or property of any such Person, or the winding up or liquidation of the affairs of any such Person, shall have been entered, and the continuance of any such decree, judgment or order unstayed and in effect for a period of 90 consecutive days;
(5)    the Company or any of its Significant Subsidiaries shall institute proceedings to be adjudicated a voluntary bankrupt (including conversion of an involuntary proceeding into a voluntary proceeding), or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent, or fail generally to pay its debts as they become due;
(6)    (a) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Significant Subsidiaries (in accordance with the terms of such Indebtedness and after giving effect to any applicable grace period set forth in the documents governing such Indebtedness) that has an outstanding principal amount of $25,000,000 or more individually or $40,000,000 or more in the aggregate to be immediately due and payable; provided that, in the event any such acceleration is withdrawn or otherwise rescinded (including satisfaction of such Indebtedness) within a period of ten business days after such acceleration by the holders of such Indebtedness, any Event of Default under this clause (6) will be deemed to be cured and any acceleration hereunder will be deemed withdrawn or rescinded; or (b) the failure by the Company or any of its Significant Subsidiaries to make any principal, premium, interest or other required payment in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Significant Subsidiaries with an outstanding aggregate principal amount of $25,000,000 or more individually or $40,000,000 or more in the aggregate (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);
(7)    one or more final nonappealable judgments (in the amount not covered by insurance or not reserved for) or the issuance of any warrant of attachment against any portion of the property or assets (except with respect to Non-Recourse Indebtedness) of the Company or any of its Restricted Subsidiaries, which are $25,000,000 or more individually or $40,000,000 or more in the aggregate, at any one time rendered against the Company or any of its Restricted Subsidiaries by a court of competent jurisdiction and not bonded, satisfied or discharged for a period (during which execution shall not be effectively stayed) of (a) 60 days after the judgment becomes final and such court shall not have ordered or approved, and the parties shall not have agreed upon, the payment of such judgment at a later date or dates or (b) 60 days after all or any part of such judgment is payable pursuant to any court order or agreement between the parties; or
(8)    the Guarantee of any Guarantor shall fail to remain in full force and effect except in accordance with the Indenture or any action shall be taken by any Guarantor to discontinue or to assert the invalidity or unenforceability of its Guarantee, or any Guarantor shall fail to comply with any of the terms or provisions of its Guarantee, or any Guarantor denies that it has any further liability under its Guarantee or gives notice to such effect.
The Indenture provides that if an Event of Default (other than an Event of Default described in clause (4) or (5) above) shall have occurred and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of Notes then outstanding may declare the principal amount of all the Notes and interest, if any, accrued thereon to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless cured, a default in payment of principal of or interest on the Notes) may be waived by the holders of a majority in principal amount of the Notes then outstanding. If an Event of Default described in clause (4) or (5) above occurs and is continuing, then the principal amount of all the debt securities shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.
The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of the Notes before proceeding to exercise any right or power under the Indenture at the request of the holders of the Notes. The Indenture also provides that the holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on such Trustee.
No holder of Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless: (1) the holder shall have previously given the Trustee written notice of an Event of Default with respect to the Notes, (2) the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, (3) the Trustee shall have failed to institute any such proceeding for 60 days after its receipt of such notice and (4) no direction inconsistent with such written request shall have been given to the Trustee during the 60-day period by the holders of a majority in principal amount of the Notes. However, any right of a holder of Notes to receive payment of the principal of and any interest on the Notes on or after the dates expressed in the Notes and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without the consent of such holder.
The Indenture contains a covenant that we will file annually with the Trustee a certificate as to the absence of any default or specifying any default that exists.
Certain Definitions
“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding debt securities of all series, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of or in a Person’s capital stock or other equity interests, and options, rights or warrants to purchase such capital stock or other equity interests, whether now outstanding or issued after the Issue Date, including, without limitation, all Preferred Stock of such Person if such Person is a corporation or membership interests if such Person is a limited liability company and each general and limited partnership interest of such Person if such Person is a partnership.
“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.
“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a wholly owned subsidiary of a holding company and (2) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.
“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.
“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (b) if such release (or any successor release) is not published or does not contain such price on such business day, (i) the average of the Reference Treasury Dealer quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
“Consolidated Net Tangible Assets” means the total amount of assets which would be included on a combined balance sheet of the Company and the Guarantors under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom:

(1)    all short-term liabilities, except for (x) liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and (y) liabilities in respect of retiree benefits other than pensions for which the Restricted Subsidiaries are required to accrue pursuant to Statement of Financial Accounting Standards No. 106;
(2)    investments in subsidiaries that are not Restricted Subsidiaries; and
(3)    all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other intangible assets.
“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of the Person determined in accordance with GAAP.
“Finance Subsidiary” means any Subsidiary of the Company substantially all of whose operations consist of (a) the mortgage financing business or (b) the insurance business.
“Fitch” means Fitch Ratings.
“Funded Indebtedness” means notes, bonds, debentures or other similar evidences of Indebtedness for money borrowed which by their terms mature at or are extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such debt.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the Indenture.
“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
“Guarantors” means (i) initially, each of:
M.D.C. Land Corporation, a Colorado corporation;
RAH of Florida, Inc., a Colorado corporation;
Richmond American Construction, Inc., a Delaware corporation;
Richmond American Homes of Arizona, Inc., a Delaware corporation;
Richmond American Homes of Colorado, Inc., a Delaware corporation;
Richmond American Homes of Delaware, Inc., a Colorado corporation (now known as Richmond             American Homes of Oregon, Inc.);
Richmond American Homes of Florida, LP, a Colorado limited partnership;
Richmond American Homes of Illinois, Inc., a Colorado corporation (now known as Richmond             American Homes of Idaho, Inc.);
Richmond American Homes of Maryland, Inc., a Maryland corporation;
Richmond American Homes of Nevada, Inc., a Colorado corporation;
Richmond American Homes of New Jersey, Inc., a Colorado corporation;
Richmond American Homes of Pennsylvania, Inc., a Colorado corporation;
Richmond American Homes of Utah, Inc., a Colorado corporation;
Richmond American Homes of Virginia, Inc., a Virginia corporation; and
Richmond American Homes of Washington, Inc., a Colorado corporation.

and (ii) any other Subsidiary of the Company that executes and delivers a guarantee of the Notes pursuant to the provisions of the Indenture.

“Indebtedness” means (a) any liability of any Person (i) for borrowed money, or (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business), or (iii) for the payment of money relating to a Capitalized Lease Obligation or (iv) for all Redeemable Capital Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (b) any liability of others described in the preceding clause (a) that such Person has guaranteed or that is otherwise its legal liability; (c) all Indebtedness referred to in (but not excluded from) clauses (a) and (b) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Security Interest upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (d) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a), (b) and (c) above.
“Interest Payment Date” means the stated due date of an installment of interest on the Notes.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
“Moody’s” means Moody’s Investors Service, Inc.
“Non-Recourse Indebtedness” means Indebtedness or other obligations secured by a lien on property to the extent that the liability for the Indebtedness or other obligations is limited to the security of the property without liability on the part of the Company or any Restricted Subsidiary (other than the Restricted Subsidiary which holds title to the property) for any deficiency.
“Notes” means the 6.000% Senior Notes due 2043, issued under the Indenture, as supplemented from time to time in accordance with the terms of the Indenture.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Preferred Stock” of any Person means all Capital Stock of such Person which has a preference in liquidation or with respect to the payment of dividends.
“Rating Agency” means (1) each of Moody’s, Fitch and S&P; and (2) if any of Moody’s, Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available (for reasons outside of our control), a “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s, Fitch or S&P, or all three, as the case may be.
“Redeemable Capital Stock” means any Capital Stock of the Company or any of its Subsidiaries that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (a) is or upon the happening of an event or passage of time would be required to be redeemed on or prior to the final stated maturity of the securities or (b) is redeemable at the option of the holder thereof at any time prior to such final stated maturity or (c) is convertible into or exchangeable for debt securities at any time on or prior to such final stated maturity.
“Reference Treasury Dealer” means (a) Citigroup Global Markets Inc. (or its affiliates which are Primary Treasury Dealers), and its successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (b) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.
“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an Interest Payment Date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.
“Restricted Subsidiary” means any Guarantor and any successor to such Guarantor.
“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Restricted Subsidiary (except a sale or transfer made to the Company or a Restricted Subsidiary) of any property which is either (a) a manufacturing facility, office building or warehouse whose book value equals or exceeds 1% of Consolidated Net Tangible Assets as of the date of determination or (b) another property (not including a model home) which exceeds 5% of Consolidated Net Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Restricted Subsidiary for more than a three-year term.
“Secured Debt” means any Indebtedness, except Indebtedness of the Finance Subsidiaries, which is secured by (i) a Security Interest in any of the property of the Company or any Restricted Subsidiary or (ii) a Security Interest in shares of stock owned directly or indirectly by the Company or a Restricted Subsidiary in a corporation or in equity interests owned by the Company or a Restricted Subsidiary in a partnership or other entity not organized as a corporation or in the Company’s rights or the rights of a Restricted Subsidiary in respect of Indebtedness of a corporation, partnership or other entity in which the Company or a Restricted Subsidiary has an equity interest. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given.
“Security Interests” means any mortgage, pledge, lien, encumbrance or other security interest which secures the payment or performance of an obligation.
“Significant Subsidiary” means any Subsidiary (a) whose revenues exceed 10% of our total consolidated revenues, in each case for the most recent fiscal year, or (b) whose net worth exceeds 10% of our total stockholders’ equity, in each case as of the end of the most recent fiscal year.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“Specified Indebtedness” means Indebtedness under (i) the Notes and (ii) the 2002 Indenture, and any refinancing, extension, renewal or replacement of any of the foregoing.
“Subsidiary” means any Person of which at the time of determination by us, directly and/or indirectly through one or more Subsidiaries, we own more than 50% of its Voting Stock.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
“Voting Stock” means, with respect to any Person, the Capital Stock of such Person that is generally entitled to vote in the election of the members of the board of directors (or functional equivalent) of such Person.

Modification and Waiver
We and the Trustee, with the consent of the holders of at least a majority of the principal amount of the outstanding Notes, may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Notes, except that no such supplemental indenture may, without the consent of the holder of each outstanding security affected by the supplemental indenture, among other things:
(1)    change the final maturity of the Notes, or reduce the rate or extend the time of payment of interest on the Notes, or reduce the principal amount of the Notes, or impair the right to institute suit for payment of the Notes;
(2)    change the redemption provisions or the definitions relating thereto in any manner adverse to the holders of the Notes;
(3)    reduce the percentage of Notes whose consent the holders of which is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture and their consequences provided in the Indenture; or
(4)    modify any of the provisions regarding the modification of the Indenture, waivers of past defaults and waivers of certain covenants, except to increase any percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding security affected thereby.
Our Board of Directors does not have the power to waive any of the covenants of the Indenture. We and the Trustee may modify or amend provisions of the Indenture without the consent of any holder for any of the following purposes:
(1)    to evidence the succession of another Person to us or any Guarantor under the Indenture and the Notes;
(2)    to add to our covenants or the covenants of any Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon us or such Guarantor by the Indenture;
(3)    to add Events of Default for the benefit of the holders of the Notes;
(4)    to secure any debt securities under the Indenture;
(5)    to establish the form or terms of the debt securities of any series;
(6)    to add Guarantors;
(7)    to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;
(8)    to close the Indenture to authentication and delivery of additional series of debt securities and to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of the Notes; or
(9)    to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of the Notes, provided that such action shall not adversely affect the interests of the holders of the Notes in any material respect.
The holders of at least a majority in principal amount of the outstanding Notes may, on behalf of the holders of the Notes, waive any past default under the Indenture with respect to the Notes. However, they may not waive a default (1) in the payment of the principal of (or premium, if any) or any interest on the Notes or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security affected.
Defeasance Provisions
Defeasance and Discharge. The Indenture provides that we will be discharged from any and all obligations in respect of the debt securities of that series (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost, destroyed or mutilated debt securities, maintain offices or agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money, government obligations or a combination thereof, which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity date of the payments in accordance with the terms of the Indenture and the debt securities. This type of discharge may only occur if there has been a change in applicable federal law or we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of that discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the discharge had not occurred. In addition, this type of discharge may only occur so long as no Event of Default or event which, with notice or lapse of time, would become an Event of Default with respect to the debt securities of that series has occurred and is continuing on the date that cash and/or government securities are deposited in trust and other conditions specified in the Indenture are satisfied. The term “government obligations” means securities of the government which issued the currency in which the debt securities of the series are denominated or in which interest is payable or of government agencies backed by the full faith and credit of that government.
Defeasance of Certain Covenants. The Indenture also provides that we may omit to comply with the covenants described above under “Certain Covenants” with respect to the debt securities of that series if we comply with the following conditions. In order to exercise this option, we will be required to deposit with the Trustee money, government obligations or a combination thereof which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity date of the payments in accordance with the terms of the Indenture and the debt securities. We will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes and that those holders will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and covenant defeasance had not occurred, and to satisfy other conditions specified in the Indenture.
Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to the debt securities of any series and those debt securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the Trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity dates but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from such Event of Default. However, we shall remain liable for such payments.
Regarding the Trustee
The Indenture contains certain limitations on the rights of the Trustee, which is a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign. In the ordinary course of its business, the Trustee provides, and may continue to provide, service to the Company as trustee for other debt securities of the Company.

Book-Entry Delivery and Settlement
We will issue the Notes in the form of one or more permanent global securities in definitive, fully registered form. The global securities will be deposited with or on behalf of The Depository Trust Company, referred to as DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the Trustee. DTC has advised us that:
•DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended;
•DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;
•direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;
•DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.;
•access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and
•the rules applicable to DTC and its direct and indirect participants are on file with the SEC.
Certificated Notes
We will issue certificated Notes to each Person that DTC identifies as the beneficial owner of Notes represented by the global securities upon surrender by DTC of the global securities only if:
•DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;
•an Event of Default has occurred and is continuing; or
•we decide not to have the Notes represented by a global security.
Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related Notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the Notes to be issued.
Same-Day Settlement and Payment
Settlement for the Notes will be made by the underwriter in immediately available funds. So long as the Notes are represented by global securities registered in the name of DTC or its nominee, all payments of principal and interest will be made by us in immediately available funds. In addition, so long as the Notes are represented by such Global Securities, the Notes will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.